Exhibit 12

                 THE STANLEY WORKS AND SUBSIDIARIES
              COMPUTATION OF EARNINGS TO FIXED CHARGES
                      (In Millions of Dollars)


                                              FIRST QUARTER
                                            1998        1997
                                          ------      ------
Earnings before income taxes               $58.2       $58.7

Add:
  Portions of rents representative of
     interest factor                         2.9         3.3
  Interest expense                           6.8         5.5
  Amortization of capitalized interest         -         0.1
                                          ------      ------
Income as adjusted                         $67.9       $67.6
                                          ======      ======

Fixed charges:
   Interest expense                         $6.8        $5.5
   Portions of rents representative of
     interest factor                         2.9         3.3
                                          ------      ------
Fixed charges                               $9.7        $8.8
                                          ======      ======

Ratio of earnings to fixed charges          7.00        7.68
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